Exhibit 23.6

CONSENT OF HRA CAPITAL LLC

December 29, 2025

Flag Ship Acquisition Corporation

26 Broadway, Suite 934

New York, NY 10014

Attn: Board of Directors

RE:

Proxy Statement/Prospectus of Great Future Technology, Inc. and

Flag Ship Acquisition Corporation (“Flag Ship”) which forms part of the

Registration Statement on Form F-4 (the “Registration Statement”).

Dear Members of the Board of Directors:

Reference is made to our opinion letter (“Opinion”), dated October 21, 2024, to the Board of Directors (the “Board”) of Flag Ship, as updated on April 18, 2025. We understand that Flag Ship has determined to include our Opinion in the Proxy Statement/Prospectus of Great Future Technology, Inc. and Flag Ship (the “Proxy Statement/Prospectus”) included in the above referenced Registration Statement.

We hereby consent to the inclusion of our Opinion as Annex E to, and to the references to such Opinion in, the Proxy Statement/Prospectus relating to the proposed transaction involving Great Future Technology, Inc. and Flag Ship, which Proxy Statement/Prospectus forms a part of the Registration Statement. Our Opinion was provided for the use, information and benefit of the Board (solely in its capacity as such) in connection with its consideration of the transaction contemplated therein and may not be used, circulated, quoted or otherwise referred to for any other purpose.

In giving such consent, we do not thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “expert” as used in, or that we come within the category of persons whose consent is required under, the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

HRA CAPITAL LLC

/s/ HRA CAPITAL LLC